CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report of Daily Income Fund, Short-Term Government Securities Fund, Short- Term Bond Fund, Stock Index Fund, Value Fund, Growth Fund, Small-Company Stock Fund, and International Equity Fund (constituting Homestead Funds, Inc.) on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

Baltimore, Maryland

April 29, 2020